Exhibit 99

Joint Filer Information

The following joint filer has designated Magnum Opus Holdings LLC as the “Designated Filer” for purposes of the attached Form 3:

Hou Pu Jonathan Lin
15th Floor, Nexxus Building
77 Des Voeux Road, Central
Hong Kong

Date of Event Requiring Statement: March 23, 2021

Issuer Name and Ticker or Trading Symbol:  Magnum Opus Acquisition Limited [OPA]

Date: March 23, 2021

Hou Pu Jonathan Lin

By:	/s/ Hou Pu Jonathan Lin